Exhibit 99.1

FOR IMMEDIATE RELEASE:

Investor Relations Contact:
Brad Holmes, Director Investor Relations	Bryce Rhodes
(713)328-0250	President and CEO
bholmes@whittierenergy.com	(713)850-1880

Whittier Energy Announces Changes in Management Team

HOUSTON, TX — August 1, 2006 — Whittier Energy Corporation (NASDAQ: WHIT) today announced the resignation of Michael B. Young as Vice President and CFO and the promotion of Geoff Stone to Vice President of Finance and Chief Accounting Officer, both effective as of August 31, 2006. Mr. Young is leaving the Company to become the CFO of London based Max Petroleum PLC (LSE, AIM Market: MXP).

Mr. Young has served as CFO of Whittier Energy since September 2003 and leaves the Company with a strong balance sheet, a capable and experienced accounting team in place, and a portfolio of producing assets and significant organic growth opportunities.

Mr. Young said; “It has been my pleasure to be a member of the management team at Whittier Energy during an exciting period of growth for the Company. I am very proud of the excellent organization we have built and what we have accomplished in a very short period of time. Having recently been named one of the fastest growing independents in the oil and gas industry demonstrates Whittier’s commitment to add value for its shareholders and I am confident that the team I leave behind will continue to deliver.” Mr. Young went on to say; “The opportunity to move to London with Max Petroleum as they develop their properties in Kazakhstan, where I spent an earlier part of my career, was too compelling to pass up. This move certainly does not reflect any dissatisfaction with Whittier Energy.”

Geoff Stone joined Whittier in July 2005 as Controller; he has a Masters of Professional Accounting degree from the University of Texas at Austin and is a Certified Public Accountant. Prior to joining Whittier he served as Director of Tax at XServ, Inc., a private industrial contractor and he has experience in public accounting with PriceWaterhouse and KPMG.

Mr. Stone said; “I’m thankful for the opportunity and the confidence the Whittier Energy management team and board of directors is showing by promoting me to the post of Chief Accounting Officer and Vice President of Finance. I look forward to working with the entire Whittier team to maintain our track record of growth.”

Bryce Rhodes, President and CEO of Whittier Energy said; “I would like to take this opportunity to thank Mike for the exceptional effort he put forward for Whittier and our shareholders while we transformed the Company into one of the fastest growing independents in the industry. He leaves behind a very qualified team under Geoff’s guidance that ensures the proper execution of all financial matters will continue as we move forward into the next phase of our growth strategy.”

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California. To find out more about Whittier Energy Corporation (NASDAQ: WHIT), visit www.whittierenergy.com.

Forward-Looking Statements

Certain statements included in this news release are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. The Company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in the Company’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.